Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION ANNOUNCES PRELIMINARY
2013 FULL YEAR AND FOURTH QUARTER RESULTS

(Tampa, FL, January 15, 2014) - Masonite International Corporation ("Masonite") (NYSE: DOOR) today announced preliminary results for the full year and the fourth quarter ended December 29, 2013.

Executive Summary

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Net sales for the full year and fourth quarter ended December 29, 2013 are expected to be between $1,728.5 to $1,733.5 million and $418.0 to $423.0 million, respectively as compared to the full year and fourth quarter ended December 31, 2012 of $1,676.0 million and $418.2 million, respectively.

•
Adjusted EBITDA for the full year and fourth quarter ended December 29, 2013 are expected to be between $104.7 to $106.9 million and $16.7 to $18.9 million, respectively as compared to the full year and fourth quarter ended December 31, 2012 of $97.3 million and $25.6 million, respectively.

“2013 was a critical year in Masonite’s business transformation,” said Fred Lynch, President and Chief Executive Officer.  “The strategic tuck-in acquisition program we initiated three years ago has helped make us a market leader in the seven product categories we target and has positioned us well for what we expect to be a multi-year recovery in the U.S. housing market.”  Mr. Lynch continued, “We are also encouraged by recently conducted retail price shops showing consumer prices for our products have increased which should translate into positive pricing trends across all of our North American residential distribution channels in 2014.”

“As expected and previously disclosed, 2013 fourth quarter Adjusted EBITDA will be below the fourth quarter of 2012 due in part to the inclusion of a $3.3 million business interruption insurance recovery in the year ago period and approximately $2.0 million dollars of operational items incurred in our North America segment such as the decision to slow certain production and reduce inventory levels, costs associated with optimizing our new automated manufacturing process at Denmark, South Carolina and incremental costs related to the recently added Home Depot Nevada and Arizona market,” said Mark Erceg, Executive Vice President and Chief Financial Officer. “Additionally, our Europe, Asia and Latin America segment’s fourth quarter results were negatively impacted, by approximately $4.5 million dollars, related to the combination of the integration of Masisa, the decision to discontinue sales into Poland and product quality issues in Israel.”

Masonite expects to issue a release with final results for the full year and the fourth quarter ended December 29, 2013, and hold a related earnings call to discuss 2013 results, on Monday February 24, 2014.

Masonite has provided a range, rather than a specific amount, for the preliminary results described above primarily because its financial closing procedures for the year ended December 29, 2013 are not yet complete. Final results upon completion of its normal closing procedures may vary from the preliminary estimates described above. In addition, Masonite’s auditors have not yet completed their audit of the company’s results for the year ended December 29, 2013.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 6,000 customers in 70 countries. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This document includes forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as "may," "might," "will," "should," "would," "outlook," "estimates," "projects," "plans," "anticipates," "expects," "intends," "forecasts," "targets," "believes," and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements reflect management's current beliefs and are based on information currently available to management. These forward-looking statements are likely to address, but may not be limited to, the Company’s final financial results for the for the full year and the fourth quarter ended December 29, 2013; the Company's strategies relating to growth and cost containment; the Company's future operations; the Company's ability to effectively integrate our recent acquisitions and achieve the intended benefits and synergies of the acquisitions; political and economic stability, especially in the geographic areas where the Company manufactures or sells its product; and improving global conditions in the door manufacturing and housing industries consistent with the Company's assumed levels of housing starts and repair, renovation and remodeling. Readers must carefully consider any such statements and should understand that such statements are based on management's current estimates and assumptions and are subject to many factors, risks and uncertainties which could cause actual results and developments to differ materially from the Company's forward-looking statements. All forward-looking statements in this document are qualified by these cautionary statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-based credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and other factors publicly disclosed by the Company from time to time. No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. It is defined as net income (loss) attributable to Masonite plus depreciation, amortization of intangible assets, restructuring costs, loss (gain) on sale of property, plant and equipment, impairment of property, plant and equipment, registration and equity listing costs, interest expense, net, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions.

The table below sets forth a reconciliation of the estimated range of Adjusted EBITDA to the estimated range of income (loss) from continuing operations before income tax expense (benefit) for the periods indicated. Masonite is not able to provide a comparable estimated range for net income (loss) attributable to Masonite as it has not yet determined certain line items used to calculate net income (loss) attributable to Masonite beyond what is used to calculate income (loss) from continuing operations before income tax expense (benefit).

	Three Months Ended December 29, 2013		Year Ended December 29, 2013		Three Months Ended December 31, 2012	Year Ended December 31, 2012
(In thousands)	Low	High	Low	High
Adjusted EBITDA	$16,700	$18,900	$104,700	$106,900	$25,617	$97,261
Less (plus):
Depreciation	14,200	14,400	61,900	62,100	15,862	63,348
Amortization of intangible assets	4,100	4,300	17,000	17,200	4,006	15,076
Share based compensation expense	1,900	2,100	7,700	7,900	1,912	6,517
Loss (gain) on disposal of property, plant and equipment	—	—	(1,800)	(1,800)	2,041	2,724
Impairment of property, plant and equipment	—	1,100	1,900	3,000	1,350	1,350
Registration and equity listing costs	400	400	2,400	2,400	—	—
Restructuring costs	4,800	6,800	9,300	11,300	6,380	11,431
Interest expense (income), net	8,300	8,500	33,100	33,300	8,381	31,454
Other expense (income), net	(600)	(400)	(1,400)	(1,200)	(669)	528
Income (loss) from continuing operations before income tax expense (benefit)	$(16,400)	$(18,300)	$(25,400)	$(27,300)	$(13,646)	$(35,167)